As filed with the Securities and Exchange Commission on May 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

INTERNATIONAL GAME TECHNOLOGY PLC

(Exact name of registrant as specified in its charter)

England and Wales	98-1193882
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

66 Seymour Street, 2nd Floor London, W1H 5BT United Kingdom (Address of Principal Executive Offices)

INTERNATIONAL GAME TECHNOLOGY PLC 2021 EQUITY Incentive Plan

(Full title of the plan)

Christopher Spears

Senior Vice President and General Counsel

IGT Center, 10 Memorial Boulevard

Providence, RI 02903

(401) 392-1000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Pierfrancesco Boccia

Company Secretary

66 Seymour Street, 2nd Floor

London, W1H 5BT

United Kingdom

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares, nominal value $0.10	20,485,656	$19.40	$397,421,726.40	$43,358.71

(1)	International Game Technology PLC (the “Registrant”) is filing this Registration Statement to register 20,485,656 Ordinary Shares, nominal value $0.10 per share (the “Shares”), for issuance under the International Game Technology PLC 2021 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Shares that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Shares.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $19.40 per share represents the average of the high and low prices of the Shares as reported on The New York Stock Exchange on May 11, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by International Game Technology PLC (the “Registrant”) regarding the International Game Technology PLC 2021 Equity Incentive Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 20-F (File No. 001-36906) for the fiscal year ended December 31, 2020, filed with the Commission on March 2, 2021; and

(b)	the description of the Shares included or incorporated by reference under Item 1 of the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 2, 2015, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any such documents or portions thereof that are expressly furnished rather than filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Members of the Registrant’s Board of Directors, as well as certain senior management members, are insured under the Registrant’s Directors and Officers Insurance Policy.  Although the insurance policy provides for wide coverage, the directors and officers may incur uninsured liabilities.

The Registrant’s Articles of Association provide that, to the fullest extent permitted by the U.K. Companies Act 2006 and without prejudice to any indemnity to which he or she may otherwise be entitled, every person who is or was a director or other officer of the Registrant or any of its associates (other than any person (whether or not an officer of the Registrant or any of its associates) engaged by the Registrant or any of its associates as auditor) shall be and shall be kept indemnified out of the assets of the Registrant against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of the Registrant or any of its associates) in relation to the Registrant or any of its associates or its/their affairs, other than in respect of any liability due to the Registrant or any of its associates. This is subject to the exceptions set out in the U.K. Companies Act 2006, which are reflected in the Registrant’s Articles of Association.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Articles of Association of International Game Technology PLC, adopted June 25, 2020 (incorporated herein by reference to Exhibit 99.2 of the Registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on June 29, 2020)

4.2*	International Game Technology PLC 2021 Equity Incentive Plan

5.1*	Opinion of Sidley Austin LLP with respect to validity of issuance of securities

23.1*	Consent of Sidley Austin LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)
*	Filed herewith.
Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the 18th day of May, 2021.

INTERNATIONAL GAME TECHNOLOGY PLC

By:	/s/ Massimiliano Chiara
Massimiliano Chiara
Executive Vice President, Chief Financial Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christopher Spears, Marco Sala and Massimiliano Chiara, and each of them acting individually, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him and in his name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, as the attorney-in-fact and to file the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Marco Sala	Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2021
Marco Sala

/s/ Massimiliano Chiara	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	May 18, 2021
Massimiliano Chiara

/s/ Timothy M. Rishton	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 18, 2021
Timothy M. Rishton

/s/ Alberto Dessy	Independent Non-Executive Director	May 18, 2021
Alberto Dessy

/s/ Samantha F. Ravich	Independent Non-Executive Director	May 18, 2021
Samantha F. Ravich

/s/ Vincent L. Sadusky	Independent Non-Executive Director	May 18, 2021
Vincent L. Sadusky

/s/ Gianmario Tondato da Ruos	Independent Non-Executive Director	May 18, 2021
Gianmario Tondato da Ruos

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act the undersigned has caused this Registration Statement to be signed as the duly authorized representative of International Game Technology PLC in the United States on May 18, 2021.

International Game Technology PLC

By:	/s/ Massimiliano Chiara
Name:	Massimiliano Chiara
Title:	Executive Vice President, Chief Financial Officer and Director